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                                                                     EXHIBIT (l)







                                  June 26, 2002







The Metzler/Payden Investment Group
333 South Grand Avenue
Los Angeles, California 90071

Ladies and Gentlemen:

               In connection with your sale to us today of 5,000 shares of beneficial interest of the ADR Equity Fund series of The Metzler/Payden Investment Group (the "Trust") and 5,000 shares of beneficial interest of the European Equity Fund series of the Trust (collectively, the "Shares") we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein.

               We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by the Trust, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder. We further agree that if any portion of the Shares is redeemed prior to the full amortization of the Trust's organizational expenses, the proceeds thereof will be reduced by a pro rata portion of such unamortized balance in the same proportion as the number of such Shares being redeemed bears to the number of such Shares outstanding at the time of redemption.

                                            MP&R Ventures, Inc.


                                            By:    James Neal
                                            Title: June 26, 2002